Exhibit 10.3

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Convertible Loan Agreement

Entered into and signed on December 1, 2022

Between:	TurboGen Ltd.

Company no. 515086056

of 22 Efal Street, Petah Tikva 4951122

(the “Borrower”)

of the first part;

And:	Alex Katz

(the “Lender”)

of the second part;

Whereas:	the Borrower wishes to receive a loan from the Lender in accordance with the terms and conditions set forth herein below, and the Lender agrees to provide such loan to the Borrower; and

Whereas:	the parties wish that the loan to be provided by the Lender to the Borrower pursuant to This Agreement shall be convertible into shares, such that immediately upon the fulfillment of the conditions for conversion, the Lender shall have the right, but not the obligation, to receive from the Borrower the conversion shares by way of an allotment. In addition, the Borrower shall allot to the Lender, for no consideration, within a period of up to 60 days, warrants exercisable into the Company’s ordinary shares, all in accordance with and subject to the provisions of This Agreement; and

Whereas:	the parties wish to establish and set forth in This Agreement the legal relations between them with respect to the terms of provision of the loan contemplated herein, its conversion (in whole or in part) or its repayment, and the terms of the warrants to be allotted and exercise thereof, all in accordance with and subject to the provisions of This Agreement;

Now therefore it has been stipulated, represented and agreed by and between the parties as follows:

1.	General; interpretation

1.1	The preamble to This Agreement and its annex constitutes an integral part hereof.

1.2	The division of This Agreement into sections and subsections, and the headings appearing herein, are made for convenience only and shall not be used for purposes of interpretation.

1.3	In This Agreement, the singular shall include the plural, and vice versa, and the masculine gender shall include the feminine gender, and vice versa, all as the context may require, unless expressly stated otherwise.

1.4	In This Agreement, the following terms shall have the meanings set forth next to them, unless the content of the provisions or the context prescribes otherwise:

1.4.1	“Allotted Warrants” – as this term is defined in Section 7.1.1 below;

1.4.2	“Loan” or the “Loan Principal” – as this term is defined in Section 4.1.1 below;

1.4.3	“This Agreement” – this agreement, as may be amended (if amended) from time to time with the parties’ consent;

1.4.4	“Loan Conversion” – as detailed in Section 9 below;

1.4.5	“Outstanding Debt” – the Loan Principal together with interest and together with any and all amounts of any kind that the Borrower shall be obligated to pay to the Lender in connection with the Loan, as being from time to time.

1.4.6	“Companies Law” – the Companies Law, 5759-1999, including its regulations, as amended from time to time;

1.4.7	“Insolvency Law” – Insolvency and Economic Rehabilitation Law, 5778-2018, including its regulations, as amended from time to time;

1.4.8	“Securities Law” – The Securities Law, 5728-1968, including its regulations, as amended from time to time;

1.4.9	“Business Day” – Sunday through Thursday of each week, provided that such day is not a holiday, public holiday, holiday eve, or day of rest.

1.4.10	“Conversion Shares” – as this term is defined in Section 9.1 below;

1.4.11	“Exercise Shares” – as this term is defined in Section 7.1.1 below.

2.	The Borrower’s representations

The Borrower represents to the Lender that it is aware that the Lender agreed to engage in This Agreement in full reliance on the representations and statements made by the Borrower herein, and it undertakes that each of the representations and statements set forth in This Agreement is true and accurate in all respects as of the date of signing of This Agreement, as detailed below:

2.1	The Borrower is a public company whose shares are listed on the Tel Aviv Stock Exchange Ltd. (“TASE”), duly incorporated under the laws of the State of Israel and duly registered with the Registrar of Companies.

2.2	The Borrower’s authorized share capital consists of a total of 100,000,000 ordinary shares of par value ILS 0.01 each (the “Ordinary Shares”). The issued and paid-up share capital of the Borrower consists of 13,668,247 Ordinary Shares. The Borrower’s register of securities is as specified in the Borrower’s immediate report released thereby on Magna on August 4, 2022 (Ref. no: 2022-01-080544).

2.3	There is no impediment under any agreement and/or any law, including under the Borrower’s incorporation documents, to its engagement in This Agreement and to its fulfillment of all of its undertakings hereunder.

2.4	This Agreement has been duly signed by the Borrower, and the Borrower’s undertakings hereunder constitute valid, binding and enforceable undertakings.

2.5	The Conversion Shares, if allotted to the Lender, shall rank pari passu in all respects with the Ordinary Shares and shall be fully paid and free and clear of any debt, charge, pledge, lien or any other third-party right.

2.6	The Borrower has obtained any and all consents, authorizations, and approvals required, including under its incorporation documents and procedures, as well as any and all permits and approvals required under any law, in connection with its engagement in This Agreement and the fulfillment of its undertakings hereunder.

2.7	The Borrower undertakes to notify the Lender of any change in any of the representations set forth in this section immediately upon its occurrence, and in any event no later than 12 hours from the occurrence of such change.

2.8	The Borrower undertakes that all public reports made up to the date of signing of This Agreement do not include any Misleading Detail, as defined in the Securities Law, 5728-1968.

3.	The Lender’s representations

The Lender represents to the Borrower that she is aware that the Borrower agreed to engage with her in This Agreement in full reliance on her representations and statements herein, and that each of her representations and statements set forth below is true and accurate in all respects as of the date of signing of This Agreement, as detailed below:

3.1	The Lender is an individual.

3.2	The Lender has all of the means to fully and properly perform all of her undertakings under This Agreement, and has sufficient business ability and experience to evaluate the business risks inherent in This Agreement.

3.3	The Lender has considered the transaction’s tax aspects applicable to her, and the Borrower has not made any representation to the Lender in any of these matters. The Lender agrees that she alone shall bear all tax liabilities in respect of the Loan Conversion and/or the exercise of the Allotted Warrants in connection with the Conversion Shares and/or the Allotted Warrants and/or the Exercise Shares. The Lender is aware that the Borrower shall withhold taxes as required by law. Without derogating from the foregoing, the Lender is aware that the allotment/sale of the Conversion Shares and/or the Allotted Warrants and/or the Exercise Shares may have tax implications. It is clarified that it is recommended that the Lender consult a tax advisor regarding the tax implications arising from these events.

3.4	The Lender has obtained any and all consents, authorizations and approvals required, including under its incorporation documents and procedures, as well as any and all permits and approvals required under any law, in connection with her engagement in This Agreement and the fulfillment of her undertakings hereunder.

3.5	This Agreement was duly signed by the Lender and the Lender’s undertakings thereunder constitute valid, binding and enforceable undertakings.

3.6	The Lender is not affiliated with any of the controlling shareholders of the Borrower and/or their relatives and/or any of the Borrower’s officers and/or their relatives, directly and/or indirectly. Taking into account the Loan Conversion and the full exercise of the Allotted Warrants, and immediately following the Loan Conversion and the full exercise of the Allotted Warrants, the Lender’s total holdings in the Borrower (including any additional holdings of the Lender in the Borrower’s securities, if any, and including holdings together with others, if any) shall be less than 5% of the Borrower’s issued and paid-up share capital and of the voting rights therein, as of the date of signing of This Agreement.

3.7	No securities of the Company have been allotted to the Lender or to anyone on her behalf, to her relative, to a controlling shareholder of hers, to a corporation controlled by its controlling shareholder, or to a relative of its controlling shareholder.

3.8	There are no agreements, whether written or oral, between the Lender and any shareholder of the Borrower and/or any holder of the Borrower’s securities or others (all or part of them), regarding the purchase or sale of the Borrower’s securities, or regarding voting rights in the Borrower.

3.9	The Lender is a Classified Investor, as defined in Section 15A(b)(1) of the Securities Law, who meets the terms and conditions of the First Schedule to the Securities Law.

3.10	The Lender is aware that the Conversion Shares and/or the Exercise Shares shall be subject to transfer restrictions (lock-up) with respect to transactions therein, in accordance with the provisions of Section 15C of the Securities Law and by virtue of the Securities Regulations (Details Regarding Sections 15A to 15C of the Law), 5760-2000 (the “Restrictions”), and undertakes to comply with such Restrictions. For convenience only, the Restrictions arising from the aforesaid provisions of law are attached hereto as Annex A, in the language in effect as of the date of signing of This Agreement. For the avoidance of doubt, it is clarified that the Restrictions shall also apply in the event that the Exercise Shares and/or the Conversion Shares are transferred to another party.

3.11	The Lender is aware that the Allotted Warrants are acquired by her on an as-is basis, without any representation, warranty, or indemnity on behalf of the Borrower, and she shall have no right of action and/or demand and/or argument against the Borrower or anyone on its behalf in connection with the Borrower and its condition (other than in connection with her representations above) and/or in connection with the Allotted Warrants.

3.12	The Lender is aware that the Borrower may, from time to time, grant rights and/or allot shares, additional options, and other securities to various entities and individuals, all at the Borrower’s sole discretion.

3.13	In order to enable the Borrower to allot Ordinary Shares following the Loan Conversion and/or the exercise of the Allotted Warrants, the Lender undertakes to sign any document that may be required and necessary under any law and/or under the Borrower’s articles of association.

3.14	The Lender is aware that, in accordance with the provisions of the Securities Law, upon receipt of approval by the Borrower’s authorized organs, or at a later date, the Borrower shall release an immediate report regarding This Agreement, including about the details of the Lender, the Conversion Shares and the terms for the Loan Conversion, and the Allotted Warrants and the terms for their exercise.

3.15	The Lender is aware that she shall not be entitled to receive the Conversion Shares and/or the Exercise Shares from the Borrower prior to full payment of any tax that the Borrower may be required, if any, to withhold at source, as required by law.

3.16	The Lender undertakes to notify the Borrower of any change in any of the representations in this section immediately upon its occurrence, and in any event no later than 12 hours from the occurrence of such change.

4.	The Loan

4.1	The Loan Principal

4.1.1	The Lender shall provide the Borrower, and the Borrower shall receive from the Lender, a monetary loan of ILS 3,500,000 (three million five hundred thousand New Israeli Shekels) (the “Loan” or the “Loan Principal”, as applicable).

4.1.2	No later than 2 Business Days from the date of signing of This Agreement, the Lender shall provide an amount of ILS 1,500,000 (one million five hundred thousand New Israeli Shekels) from the Loan Principal by way of a RTGS bank transfer to a bank account in the name of the Borrower, the details of which shall be provided by the Borrower to the Lender in writing (together with a bank account management confirmation) (the “Borrower’s Account”).

4.1.3	No later than 30 Business Days from the date of signing of This Agreement, and subject to receipt of the TASE’s approval of the convertible letter of undertaking and the TASE’s approval of the warrants, as detailed below, the Lender shall provide the balance of the Loan Principal to the credit of the Borrower’s Account.

4.2	Interest

4.2.1	The outstanding balance of the Loan Principal shall bear annual interest at a rate of 10% (the “Loan Interest”), which shall be added to the outstanding balance of the Loan Principal at the end of the Loan Period (as such term is defined below).

4.2.2	Lawful VAT shall be added to the payment of the Loan Interest.

4.3	A resolutory condition – non receipt of the TASE’s approval of the convertible debenture

4.3.1	2 Business Days after the date of signing of This Agreement, the Borrower shall submit to TASE an application for the allotment of an unlisted convertible debenture, which may be converted into the Convertible Shares (the “Convertible Debenture”).

4.3.2	If the TASE’s approval for the allotment of the Convertible Debenture and for the listing of the Conversion Shares (if the Loan is not converted) (the “TASE’s Approval for the Convertible Debenture”) is not obtained within 30 Business Days from the date the Loan is actually provided, the Lender shall have the right to accelerate the Outstanding Debt, in accordance with the provisions of Section 8 below.

5.	Terms of payment

5.1	The Loan Principal shall be repaid and the Loan Interest shall be paid in a single bullet payment on December 1, 2024, or converted into the Conversion Shares, whichever is earlier, in accordance with the dates and subject to the conditions set forth in Sections 8 and 9 below (the “End of the Loan Period” or the “Loan Period”, respectively).

5.2	The Borrower shall be entitled to repay the Outstanding Debt, in whole or in part, at any time, at its sole discretion, and for the avoidance of doubt, also prior to the End of the Loan Period. In the event of repayment of the Outstanding Debt prior to the End of the Loan Period as aforesaid, the Borrower shall provide the Lender with prior written notice of 7 Business Days before the requested repayment date, and during such period the Lender shall be given the opportunity to choose between conversion of the debt into the Conversion Shares or repayment thereof as aforesaid.

5.3	If the due date for any payment under This Agreement falls on a day that is not a Business Day, the payment shall be made on the next Business Day. It is clarified that any amount whose payment is deferred as aforesaid shall not bear interest until its full repayment, as applicable, other than if such amount is not paid on the next Business Day.

5.4	If the Borrower repays the Outstanding Debt, in whole or in part, before the End of the Loan Period, the Loan shall bear interest as specified in Section 9 below.

5.5	The Lender shall provide the Borrower with a withholding tax exemption from the Israel tax authorities specifying the rate of tax that the Borrower is required to withhold at source in connection with the payment of the Loan Interest to the Lender under This Agreement. It is clarified that if the Lender does not provide such approval by the date on which the Loan Interest payment is actually made under This Agreement, the Borrower shall withhold from the payment the tax it is required to withhold at source.

6.	The Borrower’s undertakings during the Loan Period

During the Loan Period, or at any earlier date on which This Agreement terminates in accordance with its provisions, the Borrower undertakes, subject to any law and agreement, to use its best efforts to ensure the continuation of its ordinary course of operations and to conduct its ordinary course of business, as conducted before the signing of This Agreement.

7.	An option to invest in the Borrower during the Loan Period

7.1	Allocation of the allotted shares

7.1.1	The Borrower shall allot to the Lender, immediately after receipt of the TASE’s approval for the warrants, 250,000 unlisted warrants, exercisable into up to 250,000 Ordinary Shares (the “Exercise Shares” and the “Allotted Warrants”, respectively), for no consideration.

7.1.2	Each Allotted Warrant shall be exercisable for one Ordinary Share, subject to payment of the Exercise Price and subject to all terms and conditions set forth in This Agreement.

“Exercise Price” – the sum of ILS 14.

7.1.3	The Allotted Warrants to be allotted to the Lender shall be exercisable during a period commencing on the date of allotment of the warrants and ending 24 months from such date (the “Expiration Date”). For the avoidance of doubt, it is clarified that all of the Allotted Warrants granted to the Lender that are not exercised by the Expiration Date shall expire and shall no longer confer any rights on the Lender.

7.2	Exercise of the Allotted Warrants

7.1.4	The exercise of the Allotted Warrants by the Lender shall be effected in tranches, at the Lender’s discretion, provided that in each tranche at least 10% of the number of the Allotted Warrants as of the date of signing of This Agreement is exercised by way of delivery of a written notice to the Borrower, in the language to be determined by the Borrower, which shall include, inter alia, the name of the Lender and the product of the Exercise Price in the number of Allotted Warrants that she wishes to exercise (the “Exercise Notice”).

7.1.5	The exercise of the Allotted Warrants shall become effective upon the Borrower’s receipt of the Exercise Notice and payment of the Exercise Price in respect of the Allotted Warrants to the Borrower’s Account. For the avoidance of doubt, it is clarified that the Exercise Shares shall be actually received by the Lender (if the Lender chose to exercise the Allotted Warrants) only after they are listed in accordance with the provisions of the TASE’s Regulations and the directives issued thereunder. The Borrower shall hold the consideration for the shares in trust for the Lender and shall not make any use of the warrant exercise proceeds until the Exercise Shares have been received by the Lender.

7.1.6	The Exercise Shares issued as a result of the exercise of the Allotted Warrants by the Lender shall rank pari passu in all respects with the Ordinary Shares.

7.2	Conditions precedent to the allocation of the Allotted Warrants

7.2.1	Within 2 Business Days following the date of signing of This Agreement, the Borrower shall submit an application to the TASE for the allotment of the Allotted Warrants and for the listing of the Exercise Shares (if the Allotted Warrants are exercised) (“TASE’s Approval for the Warrants”).

7.2.2	It is agreed that the allotment of the Allotted Warrants to the Lender is conditional upon receipt of the TASE’s approval for the listing of the Exercise Shares, and shall take effect subject to the fulfillment of this condition precedent (the “Condition Precedent with respect to the Allotted Warrants”).

7.2.3	The Borrower shall notify the Lender after the fulfillment of the Condition Precedent with respect to the Allotted Warrants (the “Borrower’s Notice”).

8.	Acceleration

8.1	Acceleration – Non-receipt of TASE’s approval of the Convertible Debenture

In addition to any other provision of This Agreement, the parties agree that upon the occurrence of one (or more) of the events set forth below, the Outstanding Debt shall be accelerated:

8.1.1	The Borrower notified the Lender that neither the TASE’s approval for the Convertible Debenture nor the TASE’s Approval for the Warrants has been obtained.

8.1.2	The TASE’s approval for the Convertible Debenture or the TASE’s Approval for the Warrants has been obtained subject to conditions which, in the Lender’s sole discretion, materially and adversely change the terms of the transaction contemplated herein.

8.2	Acceleration – Events of default

Without derogating from the generality of the provisions of This Agreement and from any remedy available to the Lender under law, upon the occurrence of a Default Event (among ones specified below) (“Default Event/s”), provided that the cure/remedy period in respect of such event (if any) has elapsed, the Lender shall be entitled (but not obligated), at her sole discretion, to accelerate the Outstanding Debt, or any part thereof, and other amounts owing to her, regardless of whether or not the payment due date has arrived.

Below are the Default Events:

8.2.1	The Borrower failed to comply with the repayment terms of any of the payments specified in This Agreement, without the Lender’s prior written consent.

8.2.2	The Borrower breached any of its undertakings under This Agreement and has not remedied such breach within 15 days from the date of the breach.

8.2.3	An attachment is imposed and/or similar enforcement action is taken against or in respect of 50% of the Borrower’s assets, and such attachment or request to impose an attachment has not been removed or cancelled within 120 days;

8.2.4	A motion has been filed for the liquidation of the Borrower and/or for the appointment of a receiver or liquidator or a temporary or permanent trustee in respect of the Borrower or its assets, and such motion or appointment has not been removed or cancelled within 60 days;

8.2.5	The Borrower notified that it is unable to repay all of its debts upon their due date;

8.2.6	The Borrower has ceased, or has notified of its intention to cease, the conduct of all of its business activities.

8.2.7	The Borrower’s shares have been delisted from the TASE and are not listed on TASE in Israel or on a stock exchange outside of Israel.

8.3	In the event that any of the events listed in Sections 8.1 through 8.2 (inclusive) above occur and the Outstanding Debt is accelerated as aforesaid, the Borrower undertakes to repay the Outstanding Debt within 14 Business Days from the date of receipt of the Lender’s written demand.

8.4	For the avoidance of doubt, it is clarified that the Lender’s right to accelerate the Outstanding Debt and/or to take measures for the collection of the Outstanding Debt in respect of any of the events listed in Sections 8.1 through 8.2 (inclusive) constitutes a separate right with respect to each of the sub-sections, and the occurrence of any one Default Event shall be sufficient for the exercise of the Lender’s rights as provided in this section.

8.5	Without derogating from the aforesaid, in any case of acceleration, the Lender shall be entitled to take any and all measures she deems fit for the collection of the Outstanding Debt.

8.6	In the event that the Loan is declared due and payable as detailed above, an arrears interest shall be added to the Loan interest, as customary in the Israeli banking system, starting from the date of acceleration until the date of actual payment.

8.7	Any amounts received by the Lender or by anyone on her behalf as a result of collection actions taken (if any) in connection with the acceleration of the Outstanding Debt, shall be applied in the following order; (a) payment of expenses, levies, and obligations incurred by the Lender or by anyone on her behalf in connection with the collection of the Outstanding Debt; (b) payment of arrears interest pursuant to Section 8.6 above; (c) payment of the Loan interest; and (d) payment of the Loan Principal.

9.	Conversion of the Loan

9.1	Loan Conversion terms

The parties agree that, as of the date of receipt of the TASE’s approval, the Lender shall be entitled, at any time and until the expiration of the Loan Term, to convert the outstanding unpaid balance of the Loan (in whole or in part) into Ordinary Shares of the Borrower, provided that in each conversion at least 10% of the principal amount of the Loan, as stated as of the date of signing of This Agreement, is converted in accordance with the provisions of This Agreement and subject to the terms and conditions set forth below (the “Conversion Shares” and the “Loan Conversion” respectively):

9.1.1	Loan Conversion price

ILS 12 per share (the “Conversion Price”).

9.1.2	Conversion Shares amount

9.1.2.1	Until the lapse of 6 months from the date of provision of the Loan, the number of Conversion Shares shall be equal to the ratio between the principal of the Loan that the Lender seeks to convert (or any portion thereof), together with the Loan interest accrued thereon up to the date of conversion, and the Conversion Price.

For example, if the Lender seeks to convert an amount of ILS 1,000,000 out of the Loan Principal, and the conversion date occurs 3 months following the date of provision of the Loan:

(Loan Principal + interest (ILS 1,025,000)) / Conversion Price (ILS 12) = Conversion Shares (85,417)

9.1.2.2	Strating from the lapse of 6 months from the date of provision of the Loan, the number of Conversion Shares shall be equal to the ratio between the total principal amount of the Loan that the Lender seeks to convert (or any portion thereof), together with the Loan interest to be calculated up to the contractual maturity date, and the Conversion Price.

For example, if the Lender seeks to convert an amount of ILS 1,000,000 out of the Loan Principal, and the conversion date occurs 9 months following the date of provision of the Loan:

(Loan Principal + interest (ILS 1,210,000)) / Conversion Price (ILS 12) = Conversion Shares (100,833)

9.1.2.3	It is hereby clarified that the Loan is convertible into whole Ordinary Shares only, and in no event shall fraction shares be issued as a result of such conversion. If fraction shares would otherwise result from the conversion of the Loan, such fraction shares shall be rounded up or down to the nearest whole share number.

9.1.2.4	The Lender’s right in connection with the Loan Conversion, the Conversion Shares or the Convertible Debenture shall not be subject to any adjustments of any kind, including in cases of bonus share distribution, dividend distribution, rights offering, changes in the Company’s share capital, or any merger, acquisition or reorganization transaction, other than in the case of an Additional Funding as specified in Section 10 below. 7.1.4

9.2	Loan Conversion method

9.2.1	The Loan Conversion by the Borrower shall be carried out in accordance with the provisions of Section 9.1 above, following receipt of a written notice from the Lender, in the language to be determined by the Borrower, which shall include, inter alia, the name of the Lender, the Loan Conversion Price and the amount of the Loan to be converted (the “Conversion Notice”).

9.2.2	The Loan Conversion shall be in effect upon receipt of the Conversion Notice by the Borrower. For the avoidance of doubt, it is clarified that the Conversion Shares shall be received by the Lender in practice (insofar as the Lender sought to convert the Loan) only following their listing in accordance with the provisions of the TASE Regulations and the directives by virtue thereof.

9.2.3	The Loan Conversion shall be carried out in practice (namely – the Borrower shall act vis-à-vis TASE’s nominee company for the purpose of allocation of the Conversion Shares) within 5 Business Days from the date on which the Borrower received the Lender’s written request therefor, subject to TASE’s approval, the provisions of any law, and the provisions of the TASE’s Regulations including its directives (the “Conversion Date”).

9.2.4	The Conversion Shares derived as a result of the Loan Conversion shall be equal in their rights to the Ordinary Shares for all intents and purposes.

9.3	As of the Conversion Date, the provisions of This Agreement shall apply between the parties as if, from the outset, the total amount converted pursuant to the Loan Conversion had been transferred to the Borrower as consideration for the Conversion Shares.

9.4	For the avoidance of doubt, it is clarified that the full conversion of the Loan and the allotment of all of the Conversion Shares as aforesaid shall constitute full, final and absolute repayment of the Outstanding Debt contemplated herein.

10.	The Lender’s participation in the Additional Funding round

Notwithstanding the foregoing, if during the Loan Term the Borrower raises capital, or performs a merger or acquisition, or conducts a rights offering, at a price per share lower than the Conversion Price (the “Additional Funding Price” and the “Additional Funding”, respectively):

10.1	The Lender shall be entitled to perform the Loan Conversion (in whole or in part) at the Additional Funding Price, provided that such Loan Conversion is performed for each 3 months following the completion of the Additional Funding, in accordance with the provisions of Section 9.2 above (mutatis mutandis); and

10.2	The Lender shall be entitled to exercise the Allotted Warrants (in whole or in part) in consideration for the Reduced Exercise Price, provided that such exercise of the Allotted Warrants shall be performed no later than 3 months following the completion of the Additional Funding, in accordance with the provisions of Section 0 above (mutatis mutandis).

“Reduced Exercise Price” – cash amount reflecting the product of: (1) the total number of Allotted Options in respect of which an Exercise Notice has been delivered; and (2) the product obtained by multiplying the Additional Funding Price by the ratio resulting from dividing the exercise price by the Conversion Price.

For example, if the Lender seeks to exercise a total of 100,000 Allotted Warrants in the context of the Additional Funding, and the Additional Funding Price is set at ILS 10 per share:

Allotted Warrants (100,000) × Additional Funding Price (ILS 10) × Exercise Price (ILS 14) / Conversion Price (ILS 12) = Reduced Exercise Price (ILS 1,166,667)

For the avoidance of doubt, it is clarified that if the Lender does not perform the Loan Conversion and/or exercise the Allotted Warrants within 3 months following the completion of the Additional Funding, the Lender shall not be entitled to the adjustment set forth in this Section 10, and the Conversion Price and the Exercise Price shall be as specified in Sections 9.1.1 and 7.1.2 above (respectively).

11.	Transfer of rights and assignment of obligations

11.1	The Borrower shall not transfer her rights and/or obligations under This Agreement, in whole or in part, to any third party. Any assignment/ transfer of rights and/or obligations made, if any, contrary to the provisions of this section shall be null and void and of no legal effect.

11.2	The Lender shall not transfer her rights and/or obligations under This Agreement, in whole or in part, to any third party, other than with the Borrower’s prior written consent. Any assignment/transfer of rights and/or obligations made, if any, contrary to the provisions of this section shall be null and void and of no legal effect.

11.3	Notwithstanding the provisions of Section 11.2 above, the Lender may transfer her rights and/or obligations under This Agreement, in whole or in part, to a company under her control and wholly owned by her and/or to a third party who is a first-degree family member only.

12.	Adjustments

12.1	Subject to the provisions and directives of the TASE’s Regulations, the Conversion Shares, the Allotted Warrants and the Exercise Shares shall be subject to the following adjustments:

a.	Change in share capital structure: in any event where, prior to the Loan Conversion or the exercise of the Allotted Warrants, a change occurs in the issued share capital of the Borrower, i.e. a share split/consolidation, the number of Conversion Shares and Exercise Shares shall be proportionately decreased or increased, and/or the Conversion Price and the Exercise Consideration shall be correspondingly decreased or increased, such that in any case the total aggregate consideration payable in respect of the Loan Conversion and/or the exercise of the Allotted Warrants shall remain unchanged.

b.	Dividend: in the event that, prior to the Loan Conversion and/or the exercise of the Allotted Warrants, the Borrower distributes a cash dividend to the shareholders of the Company, the Conversion Price (with respect to the Conversion Shares) and the Exercise Price (with respect to the Allotted Warrants) shall be adjusted as a result of such dividend distribution as follows: on the ex-dividend date, the Conversion Price/Exercise Price shall be reduced by the amount of the gross (pre-tax) dividend amount paid as part of the dividend for each share of the Borrower.

c.	Bonus shares: in the event that the Borrower distributes bonus shares, the record date for their distribution being before the Loan Conversion and/or the exercise of the Allotted Warrants, the number of shares to which the Lender shall be entitled upon the Loan Conversion and/or the exercise of the Allotted Warrants, as applicable, shall increase by the number of bonus shares to which the Lender would have been entitled had it converted the Loan or exercised the Allotted Warrants prior to the record date for the distribution of the bonus shares. The Conversion Price and/or the Exercise Price shall be correspondingly reduced as a result of the increase in the number of Exercise Shares or Conversion Shares to which the Lender is entitled due to the distribution of bonus shares, such that the total aggregate consideration payable in respect of the Conversion Shares and the Exercise Shares.

13.	Miscellaneous

13.1	This Agreement exhausts the entire agreement between the parties and supersedes any and all prior understanding, representation, agreement, draft or undertaking, whether direct or for the benefit of any third party, as well as any prior negotiations, summaries, MOUs, understandings or agreements relating to This Agreement, whether written or oral, and none of the foregoing shall be used for the interpretation of this Agreement.

13.2	No amendment, modification or addendum to This Agreement, and no waiver, consent, arrangement or extension (a “Waiver”), shall be valid or binding upon the parties to This Agreement unless made in writing and duly signed by all parties to This Agreement. If the Waiver is valid, it shall apply solely to the specific instance and purpose for which it was granted and shall not constitute any estoppel or preclusion with respect to any future matter. Any Waiver granted by one party to This Agreement to the other party shall not constitute a precedent and/or construed as creating any analogy or inference with respect to any similar, different or other case. Refrainment of any party to the Agreement to exercise any right available thereto under This Agreement or under any law, or the failure to timely use such right, shall not be deemed a Waiver of such right on his part.

13.3	This Agreement and any matter arising therefrom shall be governed exclusively by the Israeli law (without the choice of law rules of the Israeli law), and no other law shall apply.

13.4	The exclusive jurisdiction with respect to any matter arising in connection with This Agreement and its performance shall lie solely with the competent court in Tel Aviv-Jaffa, which shall serve as the exclusive venue.

13.5	Any notice delivered by one party to another in connection with This Agreement shall be in writing and delivered by hand or sent by registered post to the addressee’s address specified in the preamble to This Agreement (or to such other address as the parties may notify each other from time to time), or sent by e-mail to the address specified in the preamble to This Agreement (or to such other address as the parties may notify each other from time to time). Any such notice shall be deemed to have reached its destination upon delivery thereof (if delivered by hand), or within one Business Day from the date of transmission thereof by e-mail, or within 3 Business Days from the date of dispatch by registered post, as applicable.

In witness whereof, the parties have hereunto set their hands:

/s/ Turbogen Ltd	/s/ Alex Katz
Turbogen Ltd.	Alex Katz

Annex A

Restrictions on Resale

Section 15C of the Securities Law, 5728-1968

15C.	(a) Notwithstanding the provisions of Section 15B(3), a public offering shall be deemed as –

(1)	An offering during the course of trading on the stock exchange of securities listed therein, which were allotted to the offeror by an issuer in an offering pursuant to Section 15A(a)(1)(4) or (7), or in an offering made outside of Israel other than according to a prospectus, if the period prescribed in the regulations from the date of allotment has not yet elapsed, or if the additional periods prescribed in the regulations have not yet elapsed and, in each of the additional periods, one of the following has occurred:

(a)	The number of the securities offered exceeds the number prescribed in the regulations;

(b)	The percentage of the issued and paid-up share capital of the corporation whose securities are offered exceeds the percentage prescribed in the regulations;

The provisions of this paragraph shall also apply to securities purchased during such period or additional periods, as applicable, other than according to a prospectus and not during the course of trading on the stock exchange, from the offeror or from a corporation controlled by the corporation whose securities are offered, as well as to securities resulting from the exercise or conversion of securities allotted as stated in this paragraph;

(2)	(Deleted).

(b) The provisions of paragraph (a) shall not apply to an offer made in the course of trading on the stock exchange by the State, or by anyone who purchased securities that were offered by the State in the course of a privatization, within the meaning thereof in Section 15B.

Regulation 5 of the Securities Regulations (Details for Purposes of Sections 15A to 15C of the Law), 5760-2000

5. (a) The period from the day of allotment for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than according to a prospectus, shall be six months; the period with respect to securities so allotted by an issuer to a corporation under its control shall be one year.

(b) The additional periods for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than in accordance with a prospectus, shall be six consecutive quarters; the period with respect to securities so allotted by an issuer to a corporation under its control shall be eight consecutive quarters.

(c) The number of securities that may be offered on any trading day on the stock exchange for purposes of Section 15C(a)(1)(a) of the Law shall be the daily average of the stock exchange trading volume of securities of the type being offered during the eight-week period preceding the day of the offering.

(d) The percentage for purposes of Section 15C(a)(1)(b) of the Law, as of the day of the offering, shall be one percent of the issued and paid-up share capital of the corporation whose securities are offered, during each quarter; in this regulation, “issued and paid-up share capital” – other than shares resulting from the exercise or conversion of convertible securities that were allotted up to the day of the offering and have not yet been exercised or converted.

(e) The period for purposes of Section 15C(a)(2) of the Law shall be two years from the day of allotment.

(f) In this regulation, “quarter” means a period of three months; the first quarter shall commence at the end of the period stated in sub-regulation (a), as applicable.